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                                                                  EXHIBIT 10.13


                          EXCLUSIVE LICENSE AGREEMENT

        THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into as of the 10th day of December 1995 by and between MISONIX, INC., a New York Corporation with its principal offices at 1938 New Highway, Farmingdale, New York 11735 (hereinafter referred to as "MISONIX") and MDA, INC., a Nevada Corporation having its principal offices at 3315 East Russell Road, Suite H-193, Las Vegas, Nevada 89120 (hereinafter referred to as "MIDA").


                                  WITNESSETH:

        WHEREAS, MISONIX has a business which is, in part, based on the research, development, and manufacturing of ultrasonic equipment for scientific and industrial purposes; and

        WHEREAS, MDA has a business which is, in part, that has been organized to market and sell, on a worldwide basis, medical devices specifically designed to improve the treatment of patients desiring a surgical procedure commonly referred to as "Liposuction" or "Liposculpturing" (hereinafter referred to as the "Procedure"); and

        WHEREAS, MISONIX has already utilized its engineering experience, ultrasonic technology, and prototype manufacturing capabilities to design and manufacture ultrasonic systems (hereinafter referred to as the "System") specifically for use in performing the Procedure; and

        WHEREAS, MDA has experience in identifying various needs in marketing and selling to the medical fields on a worldwide basis, especially the specialties of Plastic and Reconstructive Surgery, Cosmetic Surgery and Surgical Dermatology; and

        WHEREAS, MISONIX desires to continue further technical and application engineering directed to advanced designs of the System utilizing its patented technology and, in addition, manufacture the finished product; and

        WHEREAS, MDA desires to use its marketing and selling skills to market the System on an exclusive worldwide basis.

        WHEREAS, the Parties entered a Letter of Agreement dated September 11, 1995, under which significant advancements have been made relative to identifying the specifications and performance requirements of the System as a result of cooperative efforts by both MISONIX and MDA.

        NOW THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, the parties hereto agree to enter into this

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Exclusive License Agreement between MISONIX and MDA for the period of time commencing with the day and year first above written for a period of ten (10) years ending on December 31, 2005 under the following conditions:

A.      MDA to Receive:

        l. Exclusive worldwide marketing and sales rights to the System utilizing MISONIX Ultrasonic Liposuction technology (including Patent No. 5,419,761; and all improvement patents and foreign patents now or hereafter held by MISONIX). MISONIX retains the rights to ultrasonic technologies for non-medical applications.

        2. Exclusive rights to utilize MISONIX letter, dated October 15, 1993, from the U.S. Food and Drug Administration, which provides for marketing the System under Section 510(K), based on substantial equivalence to devices marketed prior to enactment of the Medical Device Act of 1976.

        3. Access to MISONIX technical support and the design history of the System.

        4. Right to modify specifications to meet clinical/market needs at MDA's cost.

        5.      Right of name and logo selection by MDA.

        6. Commitment by MISONIX to designate and supply a dedicated product development team to work with MDA market development team and support staffs for sucessful future project development(s).

        7. First right of license for existing technology improvements or future medical technology developed by MISONIX (except for angioplasty) while the Exclusive License Agreement is in force.

B.      MISONIX to Receive:

        1. A License Fee payment of three hundred thousand dollars ($300,000.00) upon execution of the Exclusive License Agreement.


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        2.      MDA will provide market and application development, and a clinical and marketing plan (milestones) to MISONIX on or before December 31, 1995, and on an every six (6) month basis thereafter. MDA to be responsible for planning and funding clinical tests of the System.

        3. Upon delivery of five (5) prototype units, MDA will pay the cost of the Systems which is four thousand dollars ($4,000.00) per unit, plus an additional License Fee of one hundred thousand dollars ($100,000.00).

        4. At the start of regular production, or one year from the date of the Exclusive License Agreement, whichever comes first, the additional License Fee of one hundred thousand dollars ($100,000.00) will be paid by MDA for a total License Fee payment of five hundred thousand dollars ($500,000.00).

        5. Development funding for the autoclavability (i.e. sterilization) of the converter and umbilical cable and the manufacturability of the System including having printed circuit board and other components established for production as contrasted with prototypes will be provided by MDA. It is estimated at a maximum of thirty thousand ($30,000.00) per month until the start of production. Start of production is defined as production of commercially saleable produced Systems in the quantities needed to meet the minimum annual purchases specified in Schedule D. A fifteen thousand dollar ($15,000.00) advance will be made by MDA to MISONIX against future billings (the "Advance") for the purpose of assuring that MISONIX will implement the start of the subject development work as soon as possible. MISONIX will invoice MDA following the end of each month for the actual amount expended, which is to be paid by MDA within ten (10) working days of invoicing by MISONIX. Estimated time frame will be six months from the date first written above, subject to suggestions of, and modifications by, technicians for both parties.

        6. MDA to grant MISONIX a security interest in this Exclusive License Agreement to secure performances by MDA of its obligations thereunder. UCC and other documents will be executed by MDA in furtherance of the security interest.


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C.      Both Parties to Agree:

        Mutual non-competition clause in Ultrasonic Assisted Liposuction for the life of this Exclusive License Agreement. Each party agrees, during the term of this Exclusive License Agreement, not to compete nor engage in, directly or indirectly, the ultrasonic assisted liposuction business except through this Exclusive License Agreement.

D. Quantity and Price. MISONIX agrees to sell to MDA and MDA agrees to buy from MISONIX one hundred percent (100%) of MDA's requirement of the aforesaid Ultrasonic Assemblies in accordance with the price list set forth in Schedule A. Technological changes and variations from the prototype specifications shall increase the cost appropriately. In addition, the prices can be increased by MISONIX only under one of the following circumstances: MISONIX may, with written notification to MDA, increase the price in accordance with the rise in the Official Consumer Price Index (CPI). Such increase in the price in accordance with the CPI can be made once each year during the term of the Agreement, except during the first year, and whenever the cost of labor and/or raw material to MISONIX changes substantially, MISONIX may change the price of the Ultrasonic Units, with a ninety (90) day advance written notice to MDA, to reflect such substantially changing and/or raw material costs. All Ultrasonic Units for MDA will be manufactured in accordance with the specifications set forth in Schedule B which will be revised from time to time by written consent of both parties.

        All shipments will be F.O.B. point of origin. MDA will remit payment within thirty (30) days from the date each invoice is received by MDA with respect to shipments of Ultrasonic Units. Credit terms: (a) open account for up to 20 Units at any time, (b) balance by Letter of Credit or fifty percent (50%) cash payment at time of order. MDA has no obligation to pay for any shipment of Ultrasonic Units that does not meet the specifications as set forth in Schedule B and have been returned to, and accepted by, MISONIX for credit.

E. Delivery. MDA shall submit purchase orders setting forth the quantities, delivery date and shipping instructions with respect to each shipment such purchase order to be received by MISONIX at least ninety (90) days prior to the stipulated delivery date. MISONIX shall ship each order to MDA or MDA's designee to the location specified, as instructed by MDA.

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F.      Quality. It is understood and agreed that all Ultrasonic Units sold to
        MDA hereunder will meet the established specifications, as described in the attached Schedule B, which Schedule may be revised from time to time by agreement of the parties hereunder. Furthermore, MISONIX shall adhere to current good manufacturing practice (GMP) and to all applicable US governmental laws and regulations, as may be amended from time to time relating to the manufacture, sale and shipment of Ultrasonic Units sold hereunder. Cost of future filings and modifications of units necessitated thereby to be borne by MDA, which shall receive prior notice of proposed actions and expenditures and shall participate in the decision making process.

G. Quality Assurance. MISONIX will provide MDA with the test results of all Ultrasonic Units to be shipped to MDA. Furthermore, MISONIX shall advise MDA of any changes in the manufacturing process or in materials which have an impact on the quality or performance of the Ultrasonic Units purchase hereunder.

        All Ultrasonic Units delivered to MDA shall be subject to acceptance by MDA's quality assurance staff. Unless MDA gives MISONIX notice to the contrary within ten (10) working days after receipt of a shipment of a Product, such shipment shall be deemed to be accepted by MDA. MDA or MDA's designee shall have the right to reject any shipment made to it hereunder which does not meet such quality assurance specifications when received by it at such designation. In the event that any such shipment is not approved by MDA because it does not meet said specification, MDA shall advise MISONIX in writing and MISONIX agrees to replace such shipment at its expense including charges incurred by MDA for freight and customs clearance if application, and resubmit to MDA within forty-five (45) days. At MISONIX'S option, MDA shall return any such rejected shipment to MISONIX at MISONIX'S expense.

H. Taxes. Any and all taxes imposed upon or with respect to or measured by the sale or delivery by MISONIX to MDA of Ultrasonic Units in accordance with MDA's instructions shall be for MDA's account.

I. Force Majeure. MISONIX'S obligations and any delays in deliveries hereunder or portion thereof, and MDA's obligations to take delivery hereunder when due, shall be excused by strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, shortages or failures in the supply of materials, acts of

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        government agencies or instrumentality's, judicial action, delay in constructing manufacturing facilities, and other contingencies beyond the reasonable control of the party to be excused. In such event(s), MISONIX will make reasonable efforts to fulfill MDA's requirements for and MDA will make reasonable efforts to take delivery of Ultrasonic Units as defined herein. If for any of the reasons set forth above, MISONIX shall be unable to deliver any of the agreed upon quantities of MISONIX Ultrasonic Units when due, MISONIX shall immediately notify MDA of such inability and of the period for which such inability is expected to continue. In the event MDA elects to manufacture or have Ultrasonic Units manufactured by a third party during the period that MISONIX is unable to do so, MDA may use or release to said third party MISONIX'S confidential technical information and know-how relating to Ultrasonic Units under a confidentiality agreement acceptable to MISONIX, which shall not be unreasonably withheld, to enable MDA or said third party to manufacture Ultrasonic Unit for MDA's account.

J. Royalty. In consideration for the assignment granted in Paragraph A (1.) above, MDA shall be obligated to pay MISONIX a royalty of five percent (5%) on net sales of system and/or accessories covered by one or more of the patents owned or controlled by MISONIX and sold by MDA in any part of the world.

K. Royalty Record Keeping. MDA shall keep complete and accurate records of all sales of the systems and/or accessories identified in Paragraph J as qualifying for royalties. On or before the thirtieth (30th) day after the end of each calendar quarter, MDA shall submit a written report, setting forth sales and calculations of the amount of royalty due and payable based upon sales by MDA during said calendar quarter. Upon MISONIX's request, and on reasonable notice, MDA shall permit, at the expense of MISONIX, an independent certified public accountant acceptable to both parties to have access during reasonable business hours to such of MDA's records as may be necessary to determine, in respect of any quarterly period ending not more than two (2) years prior to the date of such request, the correctness of any reports and payments made under this Exclusive License Agreement. In the event that the MISONIX accountant discovers an underpayment of five percent (5%) or more, the fees of such accountant shall be borne by MDA. MDA agrees that the choice of MISONIX' regular independent accountants (presently Ernst & Young LLP) is acceptable to MDA. MISONIX undertakes and agrees that neither they nor any certified public accountant selected by them pursuant

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        third party except to the extent necessary to enforce this Exclusive
        License Agreement and that MISONIX and the certified public accountant will otherwise keep such information strictly confidential. This right of inspection may not be exercised more than once in any one (1) calendar year.

L. Royalty Payment. The payment of the Royalty will be sixty (60) days following the end of the previous calendar quarter. Net Sales as used herein shall be the gross invoice price of the System and/or accessories less the sum of the following:

        a) Quantity and cash discounts allowed in amounts customary in the trade.

        b) Sales taxes, tariff duties and use taxes directly imposed with reference to particular sales.

        c)      Outboard transportation prepaid.

        d)      Amounts credited or allowed on returns.

        No deductions shall be made for commissions paid whether they be with independent sales agencies or employees of MDA. Systems and/or accessories shall be considered "sold" when billed or invoiced by MDA.

M. Infringement. MDA shall have the right, in its sole discretion and at its expense, to initiate legal proceedings against any infringer of the patents and technology covered by this Exclusive License Agreement. Any settlement or recovery received from any such proceeding shall be one hundred percent (100%) to MDA. MDA, in turn, shall pay MISONIX five percent (5%) of any resulting settlement less the cost for obtaining the recovery, including attorney's fees. In the event MDA initiates or carries on legal proceedings to enforce any Patent covered by this Exclusive License Agreement against an alleged infringer, MISONIX shall cooperate reasonably with and supply all assistance reasonably requested by MDA.

        The cost of defending any challenges by third parties to the patents and technology covered by this Exclusive License Agreement and their application to the Procedure shall be that of MDA. MISONIX shall cooperate with MDA by supplying all applicable technical information including, but not limited to, patent application files.


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        The cost of defending any challenges by third parties and their infringement outside of the Procedure to the patents and technology covered by this Exclusive License Agreement shall be shared by MISONIX and MDA on a fifty & fifty percent (50% & 50%) basis.

N. Term. This Exclusive License Agreement shall be effective when signed by both parties, and shall continue in effect for a period of ten (10) years. MDA shall have the option to renew this Exclusive License Agreement for five (5) successive one (1) year periods on the same terms and conditions, and the price of Ultrasonic Units to be purchased during each one (1) year period shall also be determined pursuant to the terms and conditions of this Exclusive License Agreement. MDA must notify MISONIX that it intends to exercise the option at least sixty (60) days prior to the expiration of the ten (10) year term of the present Exclusive License Agreement, and thereafter in each successive year at least sixty (60) days prior to the expiration of the year in which the option is being exercised.

0. Termination for Cause. If either party shall at any time fail to abide by any of the material provisions of the Exclusive License Agreement, the other party shall have the right to terminate this Exclusive License Agreement on sixty (60) days prior written notice to the defaulting party specifying the default complained of, provided, however, if said defaulting party cures the default complained of within the said sixty
        (60) day period, or if a nonmonetary default which reasonably would take more than sixty (60) days to cure and the defaulting party is actively taking steps to cure the same, the Exclusive License Agreement shall continue in full force and effect as if no default has occurred. The right of either party to terminate this Exclusive License Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or its failure to take action with respect to, any previous default. This Exclusive License Agreement may also be terminated by the other party in the event that a petition of bankruptcy is filed by or against a party and not dismissed within thirty (30) days, or a receiver or trustee is appointed for all or a part of the property of a party, or a party makes an assignment for the benefit of creditors.

P. Rights of Termination. Any termination of this Exclusive License Agreement as provided herein shall not relieve either party of any obligation arising hereunder prior to such termination. In the event of termination, all patents developed by the parties for ultrasonic


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        liposuction during the term of the Exclusive License Agreement shall revert to MISONIX.

Q. Inability To Supply Full Requirements. In the event that MISONIX cannot supply one hundred percent (100%) of MDA's requirement of Ultrasonic Units, after reasonable prior notice and time to gear up for this, MDA may either itself manufacture or have a third party manufacture the amount not supplied by MISONIX during the period that MISONIX cannot supply the same. MDA may release to said third party MISONIX'S confidential information and know-how relating to Ultrasonic Units under a confidentiality agreement acceptable to MISONIX which shall not be unreasonably withheld, to enable the third party to manufacture the amount of Ultrasonic Units not supplied by MISONIX for MDA.

R. Purchase Orders. A schedule of the minimum required purchase orders is annexed hereto as Schedule D. The provisions of this Exclusive License Agreement shall prevail over any inconsistent statements of provisions contained in any document related to this Exclusive License Agreement passing between companies including, but not limited to, any purchase order, acknowledgment, confirmation or notice. This Exclusive License Agreement shall supersede and prevail over any other agreement applicable to the subject matter of this Exclusive License Agreement between the parties which may be in effect at the time this Exclusive License Agreement is executed.

S.      Limited Warranty and Liability

        1. MISONIX warrants that the materials described herein shall meet the specifications as set forth in Schedule B but DOES NOT WARRANT THE SUITABILITY OR USES WHICH MAY BE MADE OF THE SAME OR THE UNITS TO BE PRODUCED HEREUNDER.

        2. Except as provided in Paragraph (3) hereafter, MISONIX shall not be liable for, and MDA assumes responsibility for, and hereby agrees to indemnify and hold harmless MISONIX for and against all costs, expenses, and damage (including reasonable attorney's fees arising from any claim for personal injury and property damage resulting from the handling of the Ultrasonic Units) following MDA's acceptance of the Ultrasonic Units after it has completed its testing as provided in Quality Assurance.


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        3.      Except as provided in Paragraph (5) hereof, MDA shall not be liable for, and MISONIX assumes responsibility for and agrees to indemnify and save harmless, MDA, for all personal injury and property damages which occur during MISONIX'S manufacturing process of Ultrasonic Units or which Ultrasonic Units are being delivered to MDA or its designees or for claims based on violations of Federal, State or local laws or regulations applicable to employee or environmental protection in such manufacture or delivery by MISONIX; e.g., a claim based on MISONIX'S violations of environmental standards, standards dealing with providing a safe place to work, or the transportation of hazardous materials.

        4. Either party, upon learning of any claims or suits, under Paragraphs (2) or (3) of this Article, shall notify the other, but MDA's attorneys shall handle and control such claims or suits which fall under Paragraph (2) above on Limited Warranty and Liability and MISONIX'S attorneys shall handle and control such claims or suits which fall under Paragraph (3) above on Limited Warranty and Liability.

        5. Notwithstanding the foregoing provisions hereof, MDA shall secure product liability insurance coverage covering personal injury and property damage for the products produced hereunder, at the full cost and expense of MDA, in an amount of not less than five million dollars ($5,000,000) with a deductible of not greater than two hundred thousand dollars ($200,000), covering both MISONIX and MDA for any and all liability.

T. Arbitration. All disputes between the parties arising hereunder shall be finally settled by arbitration in the City of New York, by the American Arbitration Association, by a board of three arbitrators one of whom is selected by each party and the third selected by the two arbitrators, or if they cannot agree, from the lists of the American Arbitration Association.

U. Notices. Any notice or request required or permitted to be given under or in connection with this Exclusive License Agreement shall be deemed to have been sufficiently given if in writing and delivered to an officer of such party or sent by registered airmail, telex or telegram, prepaid, to the party for which such notice is intended, at the address set forth for such party below:


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In the case of MDA:           President
                              Medical Device Alliance, Inc.
                              3515 East Russell Road
                              Suite H-193
                              Las Vegas, Nevada 89120

In the case of MISONIX:       President
                              MISONIX, Incorporated
                              1938 New Highway
                              Farmingdale, NY 11735

        or to such other address for such party as it shall have therefore furnished in writing to the other party. If sent by mail, telex or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

V. Assignment. MDA or MISONIX may assign rights under this Exclusive License Agreement in whole or in part to any of their respective affiliates or subsidiaries. Upon the other party's request, the assigning party shall enter into a separate counterpart agreement with any such affiliate or subsidiary; it being expressly agreed that the assignor shall remain bound by the obligations hereof. Such counterpart agreement shall be in the same form as this Exclusive License Agreement, except for necessary changes to reflect the extent of the assignment, the substitution of the affiliate's or subsidiary's name, the effective date of the assignment and the inclusion of a new provision enabling the non-assigning party to terminate such separate counterpart agreement in the event that the assignee ceases to be an affiliate or subsidiary of the assigning party. This Exclusive License Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

W. Entire Exclusive License Agreement. This Exclusive License Agreement sets forth the entire Exclusive License Agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set for the on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party to be bound thereby.

X. Governing Law. This Exclusive License Agreement shall be construed in accordance with the laws of the State of New York.



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Y.      Confidentiality. After execution of the present Exclusive License
        Agreement, MISONIX shall disclose to MDA all technical information reasonably necessary to use Ultrasonic Units or their equivalents, and MDA shall hold such information except as provided in Paragraph I dealing with Force Majeure, and Paragraph Q, dealing with Inability To Supply Full Requirement of this Exclusive License Agreement. MISONIX shall also release to MDA all technical information and know-how which are reasonably necessary to manufacture Ultrasonic Units, and MDA may use such information the manner set forth in the aforementioned Paragraphs of this Exclusive License Agreement to manufacture Ultrasonic Units, and MDA may use such information in the manner set forth in the aforementioned Paragraphs of this Exclusive License Agreement to manufacture Ultrasonic Units or to have such devices manufactured by a third party only as permitted in this Exclusive License Agreement. In addition to and not in lieu hereof, the parties re-affirm the provisions of the confidential Disclosure Agreement dated August 11, 1995, which remains in effect and is annexed as Schedule C hereto provided, however, that such non-disclosure obligation shall remain in effect for the term of this Exclusive License Agreement and a period of two years thereafter.

        Information which is necessary for obtaining or maintaining approval of Ultrasonic Units or its equivalents by any regulatory agency of any foreign country shall be an exception to the above confidentiality obligations, but only to the extent necessary and provided said confidentiality is maintained to the fullest extent possible by MDA.

IN WITNESS WHEREOF, this Exclusive License Agreement has been entered into as of the day and year first above written.

MISONIX, INCORPORATED                            MEDICAL DEVICE ALLIANCE, INC.


By:  /s/ JOSEPH LIBRIZZI                         By:  /s/ DONALD K. MCGHAN
   ----------------------------                     ----------------------------
     Joseph Librizzi                                  Donald K. McGhan
     Its: President and CEO                           Its:    Chairman